Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Megan Meloni
Investor Relations
(650) 940-6253

CATALYTICA ENERGY SYSTEMS ANNOUNCES SETTLEMENT OF ACQUISITION-RELATED PAYMENTS WITH PREVIOUS OWNERS OF SCR-TECH

$1.5 Million Agreement Resolves all Outstanding and Future Payment Obligations

GILBERT, Ariz. (December 20, 2005) – Catalytica Energy Systems, Inc. (NASDAQ: CESI), today announced that it has reached a settlement agreement with EnBW Energy Solutions GmbH, ENVICA Kat GmbH, ENVICA GmbH, E&EC Energy & Environmental Consultants GmbH, SCR-Tech GmbH, Hans-Ulrich Hartenstein and Brigitte Hartenstein (collectively “the sellers” or “the parties”), and entered into a mutual release and termination of all outstanding and future obligations or claims associated with the Company’s acquisition of SCR-Tech in February 2004.

As part of the settlement agreement and mutual release, Catalytica Energy Systems made a one-time cash payment of $1.5 million to the sellers in the fourth quarter of 2005.  This cash settlement resolves outstanding payments and extinguishes all future obligations under the original purchase agreement signed in February 2004.  Accordingly, Catalytica Energy Systems expects to record a one-time gain for settlement of debt in the fourth quarter of 2005 of approximately $2.1 million, reflecting the net present value of previously estimated probable future payments recorded on the Company’s financial statements.

Rob Zack, president and CEO of Catalytica Energy Systems, stated, “Settling this matter has favorably resolved any uncertainties with respect to the amount of future payments under the original purchase agreement.  We are pleased to have finalized all of our payment obligations associated with our acquisition of SCR-Tech so we can fully focus our energies and resources on growing the business.”

SCR-Tech President Bill McMahon, commented, “Equally as important to us as resolving our obligations under the original purchase agreement is our ongoing technical alliance with ENVICA and continued collaboration with EnBW.  We are pleased to have brought this matter to a favorable resolution for the parties involved and look forward to an ongoing productive and cooperative working relationship with both companies going forward.”

Werner Goetz, managing director of EnBW Energy Solutions GmbH, said, “We are happy to conclude the final payments from Catalytica Energy Systems for the purchase of SCR-Tech.  We look forward to continued collaboration with SCR-Tech to further penetrate the in-situ SCR catalyst cleaning market in Europe using the proprietary technology that has been transferred to SCR-Tech.”

Frank Ebinger, president of ENVICA Kat GmbH, added, “The finalization of the payments between Catalytica Energy Systems and the sellers of SCR-Tech is a welcome event for all parties.  SCR-Tech and ENVICA will continue to benefit from an ongoing technical and process exchange between companies and plan to continue working closely together to develop technology advances and enhancements to our value-added service offerings.”

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In consideration for Catalytica Energy Systems’ payment of $1.5 million to the sellers, the parties to the Settlement Agreement agreed to terminate all obligations under the Membership Interests and Asset Purchase Agreement entered into in connection with the acquisition of SCR-Tech by Catalytica Energy Systems and the acquisition of certain intellectual property by Catalytica Energy Systems (the “MIAPA”) and waive all claims in connection with the MIAPA and the employment agreements between Hans-Ulrich Hartenstein and SCR-Tech and Brigitte Hartenstein and SCR-Tech.  Further, as part of the Settlement Agreement, the following agreements were reached:  1) EnBW and ENVICA each entered into confidentiality agreements with Catalytica Energy Systems to continue to preserve important proprietary information; 2) Catalytica Energy Systems and ENVICA entered into a Territorial Restriction Agreement providing exclusive rights to Catalytica Energy Systems within NAFTA and exclusive rights to ENVICA outside of NAFTA with respect to the use of technology for SCR cleaning, rejuvenation and regeneration services; and 3) Hans and Brigitte Hartenstein entered into a Confidentiality and Invention Assignment Agreement with SCR-Tech confirming the continuation of confidentiality obligations and assignment of intellectual property.

About Catalytica Energy Systems

Catalytica Energy Systems provides innovative products and services to meet the rapidly growing demand for emissions control solutions in the power generation and transportation industries.  Through its SCR-Tech subsidiary (www.SCR-Tech.com), the Company offers a variety of services for coal-fired power plants using selective catalytic reduction (SCR) systems to reduce nitrogen oxides (NOx) emissions.   These services include SCR catalyst management, cleaning and regeneration, as well as consulting services to help power plant operators optimize efficiency and reduce overall NOx compliance costs.  Catalytica Energy Systems’ other business activities include the design, development and manufacture of advanced products based on its proprietary catalyst and fuel processing technologies to offer cost-effective solutions for reducing NOx emissions from diesel engines and natural gas-fired turbines.  The Company’s Xonon® Diesel Fuel Processing technology is designed to facilitate significant NOx reduction from mobile, stationary, and off-road diesel engines by improving the performance of NOx adsorber catalyst systems. Catalytica Energy Systems’ commercially available Xonon Cool Combustion® system offers a breakthrough pollution prevention approach for gas turbines to achieve ultra-low emissions power generation through a proprietary catalytic combustion process.  Find Catalytica Energy Systems on the Worldwide Web at www.CatalyticaEnergy.com.

This news release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and subject to the safe harbors created therein.  These statements include, but are not limited to, those regarding Catalytica Energy Systems’ expectations relating to the amount and timing of the recording of gain from the settlement of debt; the Company’s ability to maintain a productive and cooperative future working relationship with ENVICA and EnBW; and its prospects for mutual development of technology advances and enhancements to its service offerings.  These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements.  These risks and uncertainties include, among others; the risks associated with the development, generally, of the Company’s overall strategic objectives and the other risks set forth in the Company’s most recently filed Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.

Editor’s Note:  Xonon and Xonon Cool Combustion are trademarks or registered trademarks of Catalytica Energy Systems, Inc., Gilbert, AZ, USA.

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